September 27, 2013 (Sent via Electronic Mail)

Mr. Steve Saleen, Chief Executive Officer

Saleen Automotive, Inc.

2735 Wardlow Road

Corona, CA 92882

Dear Mr. Saleen,

Thank you for the opportunity to work with you and your company, Saleen Automotive, Inc.

This letter agreement (the “Agreement”) confirms that Saleen Automotive, Inc. and its subsidiaries (“Client”) has engaged Ascendiant Capital Markets, LLC ("Ascendiant") to act as its exclusive advisor to provide corporate finance and investment banking related advice in connection with a possible Transaction involving the Client, including, but not limited to, identifying potential third party Transaction partners acceptable to the Client (“Transaction Candidates” or “Candidates”), coordinating visits by and communication with such Transaction Candidates, performing financial analysis with respect to potential Transactions, and assisting the Client in structuring, planning and negotiating the terms of a potential Transaction (the “Engagement”).

Ascendiant Capital Markets, LLC is an investment banking firm registered as a broker-dealer with the U.S. Securities and Exchange Commission (SEC), and member of the Financial Industry Regulatory Authority (FINRA) and Securities Investor Protection Corporation (SIPC).

For the purposes of this Agreement, Transaction means, whether effected directly by the Client (or any of the entities comprising the Client) or indirectly by or through any third party with which the Client may arrange to effect the Transaction or in one or more transactions or a series of transactions, principally for bona fide capital raising purposes whereby cash is received by the Client in consideration for the issuance, conversion or cancellation of equity, debt or equity or debt linked securities by the Client (a “Financing”).

Ascendiant shall devote such time and efforts to the affairs of the Client as is reasonably necessary to render the services contemplated by this Agreement. Any work or task of Ascendiant provided for herein which requires Client to provide certain information to assist Ascendiant in completion of the work shall be excused (without effect upon any obligation of Client) until such time as Client has fully provided all information and cooperation necessary for Ascendiant to complete the work. The services of Ascendiant shall not include the rendering of any legal opinions or the performance of any work that is in the ordinary purview of a certified public accountant.

It is expressly understood and agreed that Ascendiant shall have no power to bind Client to any Transaction or contract obligation. Client shall have the right to refuse any Transaction proposal presented to it without incurring any obligations to Ascendiant.

Although Ascendiant cannot guarantee results on behalf of the Client, it shall use its best efforts to provide the services listed above.

1.                Retainer. N/A.

2.                Success Fee.

(a)             Financing with any Candidate introduced by Ascendiant. Client agrees that should Client accept and complete a Transaction(s) with any Candidate Ascendiant presents or introduces to Client during the Term of this Agreement, or if Client should for a period of twelve (12) months following the termination of this Agreement (including extensions) accept financing or complete a Transaction from any Candidate presented or introduced to Client by Ascendiant there shall become due and payable via wire transfer to Ascendiant immediately upon consummation of each Transaction, a cash fee payable to Ascendiant equal to nine percent (9%) of the gross proceeds raised and actually received by the Client in such Financing and issue Ascendiant warrants to purchase shares of common stock of the Client (the “Warrants”) equal to nine percent (9%) of the equity or equity linked securities sold in such Financing.

(b)             Financing consummated directly by Client. Client agrees that should Client accept and complete a Transaction(s) with any party directly (other than a Candidate Ascendiant presents or introduces to Client) , there shall become due and payable via wire transfer to Ascendiant immediately upon consummation of each Transaction, a cash fee payable to Ascendiant equal to three percent (3%) of the gross proceeds raised and actually received by the Client in such Financing and issue Ascendiant warrants to purchase shares of common stock of the Client (the “Warrants”) equal to three percent (3%) of the equity or equity linked securities sold in such Financing.

For the fees payable to Ascendiant as referenced above in Sections 2(a) and 2(b), the Warrants will be identical in all material respects to other warrants sold in such Financing, if any, including exercise price, maturity date, cashless exercise, registration rights and anti-dilution protections, and provided further, that in the event no other warrants are sold in the Financing, the Warrant will have an exercise price equal to the price per share of the equity or equity linked securities sold in the Financing (with cashless exercise) and a maturity date equal to the date which is three (3) years after the date such Financing is consummated.

Should Ascendiant not be paid within seven (7) business days after the completion of a Transaction, a service charge shall accrue from the date of the Transaction at the rate of 1.5% per month.

3.                Expenses. Client shall reimburse Ascendiant for all pre-approved (in writing or email), out-of-pocket expenses incurred in the performance of the duties to meet the obligations of this Agreement. Payment shall be made within seven (7) days of invoice. The Client agrees that it will engage its legal counsel at its own expense to assist in the preparation of any legal documents or definitive agreements deemed necessary to facilitate the Transaction(s) contemplated herein.

4.                Term. The term of this Agreement shall be for a period of one year from the date of this Agreement or the final closing of a Transaction whichever is earlier (the “Term”). Notwithstanding the foregoing, either party may terminate this Agreement, upon 10 days’ notice, provided however that any compensation and reimbursements due to Ascendiant pursuant to Sections 1, 2, and 3 shall survive such termination and shall remain in full force and effect.

5.                Representations, Warranties, and Indemnification. Each of Ascendiant and Client represents and warrants to each other that this Agreement has been duly authorized, executed and delivered by it; and, assuming the due execution by the other party, constitutes a legal, valid and binding agreement of it, enforceable against it in accordance with its terms. Each of Ascendiant and Client agrees to comply with all applicable securities laws, and the Client will disclose to Ascendiant all information necessary for Ascendiant to act upon Client's request and to notify Ascendiant promptly of any material changes to such information. During the Term and the tail period contemplated in Section 2(a), Client hereby represents that it shall notify Ascendiant within five (5) business days of the completion of any Transaction(s) occurring during the Term of this Agreement and/or during the applicable tail period to the extent involving Candidates introduced or presented by Ascendiant. Additionally, each of the Client and Ascendiant agrees to indemnify the other and the other’s affiliates in accordance with the terms and conditions in Exhibit “A” to this Agreement.

6.                Confidentiality. This Agreement supersedes any and all prior non-disclosure and confidentiality agreements between Client and Ascendiant. Ascendiant and Client each agree to keep confidential and provide reasonable security measures to keep confidential information where release may be detrimental to their respective business interests. Ascendiant and Client shall each require their employees, agents, affiliates, other licensees, and others who will have access to the information through Ascendiant and Client respectively, to abide by the confidentiality provisions contemplated by this Agreement in perpetuity. Ascendiant will not, either during its engagement by the Client pursuant to this Agreement or at any time thereafter, disclose, use or make known for its or another's benefit any confidential information, knowledge, or data of the Client or any of its affiliates in any way acquired or used by Ascendiant during its engagement by the Client. Confidential information, knowledge or data of the Client and its affiliates shall not include any information that is, or becomes generally available to the public other than as a result of a disclosure by Ascendiant or its representatives. Notwithstanding the foregoing, Client hereby authorizes Ascendiant to transmit to prospective Candidates, information and materials provided by Client and/or developed by Ascendiant on behalf of Client upon approval by Client of such materials. Additionally, at any time after the consummation or other public announcement of the Transaction, Ascendiant may, at its own expense, use, from time to time, the Client’s name and logo and a brief description of the Transaction in publications and/or marketing materials prepared and/or distributed by Ascendiant.

7.                Reserved.

8.                Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and to be wholly performed therein without regard to its conflict of law doctrine. The Client and Ascendiant hereby agree that any dispute concerning this Agreement shall be resolved through binding arbitration before the FINRA in Los Angeles County pursuant to its arbitration rules, or, at the sole discretion of Ascendiant, through state or federal court of competent jurisdiction. The prevailing party shall be entitled, in addition to such other relief that may be granted, to a reasonable sum of attorney’s fees and any other costs and expenses relating thereto.

9.                Entire Agreement. This Agreement represents the entire agreement by and between the Client and Ascendiant and supersedes any and all other agreements, either oral or written, with respect to the Agreement. Each party to this Agreement acknowledges that no representation, inducements, promises or agreement, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. The Client and Ascendiant hereby agree that the opening and closing statements of this Agreement are incorporated herein by this reference and made a material part of this Agreement. If any part of this Agreement is found, or deemed by a court of competent jurisdiction, to be invalid or unenforceable, that part shall be severable from the remainder of the Agreement. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Any modification of this Agreement will be effective only if it is in writing and signed by the Client and Ascendiant.

10.             Survival of Certain Provisions. Sections 1, 2, 3, 5, 6, 7, 8, 9, 10 and Exhibit “A” of this Agreement shall survive this Agreement, and remain operative and in full force and effect, regardless of, (i) the completion of any Transaction, (ii) the resignation of Ascendiant or any termination of Ascendiant’s services, or (iii) any amendment, expiration or termination of this Agreement, and shall be binding upon, and shall inure to the benefit of, any successors, assigns, heirs and personal representatives of the Client, Ascendiant, and the Indemnified Persons.

Please initial each page, sign below, and return an original and one copy of this letter to the undersigned to indicate your acceptance of the terms set forth herein, whereupon this letter and your acceptance shall constitute a binding agreement by and between Client and Ascendiant as of the date first above written. We appreciate the opportunity to be of service and look forward to a cooperative working relationship with you and your staff.

Sincerely,	Accepted and Agreed:

Ascendiant Capital Markets, LLC Saleen Automotive, Inc.

Bradley J. Wilhite

______________________________	______________________________

By: Bradley J. Wilhite By:

Its: Managing Partner Its:

Date: September 27, 2013 Date: ______________

EXHIBIT “A” TO ENGAGEMENT AGREEMENT

This Exhibit “A” is a part of and is incorporated into that certain letter agreement between Client and Ascendiant. The letter agreement and this Exhibit “A” are referred to herein as the "Agreement". Capitalized terms used herein without definition shall have the meanings ascribed to them in the letter agreement.

Each of the Client and Ascendiant (each an “Indemnifying Party”) agrees to indemnify and hold harmless the other, any affiliates and the respective officers, directors, partners, employees, representatives and agents and any other persons controlling the other or any affiliates within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934 (each such person or entity being referred to as an "Indemnified Person"), to the fullest extent lawful, from and against, and the Indemnified Persons shall have no liability to the Indemnifying Party or its owners, affiliates, controlling persons, security holders or creditors for, all claims, liabilities, losses, damages and expenses, including without limitation and as incurred, reimbursement of all costs of investigating, preparing, pursuing, or defending any such claim or action, including fees and expenses of counsel to, and the per diem costs and expenses of personnel of, the Indemnified Person (collectively, "Losses"), whether or not arising out of pending or threatened litigation, governmental investigation, arbitration or other alternative dispute resolution, or other action or proceeding (individually a "Proceeding" and collectively "Proceedings"), directly or indirectly related to or arising out of, or in connection with (i) actions taken or omitted to be taken by the Indemnifying Party, its affiliates, employees, directors, officers, partners, representatives or agents in connection with any Transaction(s) or activities contemplated by this Agreement; (ii) actions taken or omitted to be taken by any Indemnified Person pursuant to the terms of, or in connection with services rendered pursuant to, this Agreement, provided that in the case of this subsection (ii) the Indemnifying Party shall not be responsible for any Losses arising out of or based upon the willful misconduct or negligence (as determined by the judgment of a court of competent jurisdiction, no longer subject to appeal or further review) of or by such Indemnified Person; and (iii) any untrue statement or alleged untrue statement of material fact contained in any Information approved by the Client or any omission or alleged omission to state a material fact necessary to make the statements therein not misleading (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information relating to an Indemnified Person furnished in writing by or on behalf of such Indemnified Person expressly for use in such Information). If the indemnification provided for under this Agreement is unavailable to an Indemnified Person in respect of any Losses, then the Indemnifying Party, in lieu of indemnifying such Indemnified Person, shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Client on the one hand and the Indemnified Person on the other, as well as any other relevant equitable considerations. If any Proceeding is commenced as to which an Indemnified Person demands indemnification, the Indemnified Person shall have the right to retain counsel of its own choice to represent it, the Indemnifying Party shall pay the reasonable fees and expenses of such counsel, and such counsel shall to the extent consistent with its professional responsibilities cooperate with the Indemnifying Party and any counsel designated by the Indemnifying Party , provided, that in no event shall the Indemnifying Party be required to pay fees and expenses under this indemnity for more than one firm of attorneys for the Indemnified Person in any jurisdiction in any one legal action or group of related legal actions. The Indemnifying Party shall be liable as provided herein for any settlement of any claim against Ascendiant or any Indemnified Person made with the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld. The Indemnifying Party agrees that it will not, without the prior written consent of Ascendiant or the Client, as applicable, settle or compromise or consent to the entry of any judgment in any Proceeding (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise or consent includes an unconditional release of Ascendiant and each other Indemnified Person from all liability arising or that may arise out of such Proceeding. The indemnity and contribution obligations of the Indemnifying Party set forth herein shall be in addition to any liability or obligation the Indemnifying Party may have to any Indemnified Person at common law or otherwise. The Indemnifying Party hereby consents to personal jurisdiction, service and venue in any court in which any claim, which is subject to this Agreement, is brought against Ascendiant or any other Indemnified Person.